EXHIBIT 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT dated as the 7th day of October, 2016, by and between SolarMax Technology, Inc., a Nevada corporation with its principal office at 3080 12th Street, Riverside, California 92507 (the “Company”), and David Hsu, (the “Executive”), whose address is .

W I T N E S S E T H:

WHEREAS, the Company has engaged Executive as its chief executive officer and desires to continue to obtain the benefits of Executive’s knowledge, skill and ability in connection with managing the operations of the Company and to continue to employ Executive as its chief executive officer on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to provide his services to the Company and to accept employment by the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

1. Employment and Duties.

(a) Subject to the terms and conditions hereinafter set forth, the Company hereby employs the Executive as its Chief Executive Officer, and he shall have the duties and responsibilities associated with the chief executive officer of a public corporation. The Executive shall report to the Company’s board of directors (the “Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the Chief Executive Officer. Additionally, during the Term, as hereinafter defined, the Company shall include the Executive as one of the Board’s nominees for election as a director of the Company, and, if elected, the Executive shall serve as chairman of the board.

(b) The Executive shall serve as a director of the Company or any of its subsidiaries, if elected, and in such executive capacity or capacities with respect to any affiliate of the Company to which he may be elected or appointed, provided that such duties are consistent with those of the Company’s chief executive officer. The Executive shall receive no additional compensation for services rendered pursuant to this Section 1(b).

(c) Unless terminated earlier as provided for in Section 5 of this Agreement, this Agreement shall have an initial term (the “Initial Term”) of five years, commencing on January 1, 2017 and expiring on December 31, 2021, and shall continue on a year-to-year basis unless terminated by either party on not less than 90 days’ written notice prior to the expiration of the Initial Term or any one-year extension. The Initial Term and the one-year extensions are collectively referred to as the “Term.”

2. Executive’s Performance. Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall devote substantially all of his business time to the performance of his duties under this Agreement, and shall perform such duties diligently, in good faith and in a manner consistent with the best interests of the Company.

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3. Compensation and Other Benefits.

(a) For his services to the Company during the Term, the Company shall pay the Executive an annual salary (“Salary”) at the rate of $600,000 per year, which Salary shall be increased by not less than 3% on January 1st of each year, commencing January 1, 2018. The Executive’s Salary shall be reviewed at least annually by the Company’s compensation committee and may be increased (but not decreased) in the sole discretion of the compensation committee or the Board. All Salary payments shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than semi monthly. In the event that the Company does not have a compensation committee, all references in this Agreement to the compensation committee shall be deemed to refer to the Board without the participation or attendance by the Executive unless such participation is required in order that there be a quorum.

(b) The Executive shall be entitled to an annual bonus (the “Bonus”) for each year of the Term, commencing with the year ending December 31, 2017, equal to a percentage of consolidated gross revenue (“Revenue”), determined in accordance with generally accepted accounting principles consistently applied as reflected on the Company’s consolidated financial statements, based on the level of Revenue as set forth in the following table:

Revenue in Millions	Bonus as a Percentage of Revenues
Less than $30 million	0%
More than $30 million but less than $50 million	$250,000
More than $50 million but less than $100 million	0.55%
More than $100 million but less than $200 million	0.60%
More than $200 million but less than $300 million	0.75%
More than $300 million	1.00%

(c) The Bonus payable for any calendar year shall be paid 70% in restricted stock and 30% in cash, and shall be paid not later than the earlier of (i) 30 days following the issuance of the Company’s audited financial statements for the calendar year in which the Bonus is earned or (ii) the last business day of December of such next following calendar year. The audited financial statement of the Company shall be deemed to be issued (x) on the date the Annual Report on Form 10-K is filed with the Securities and Exchange Commission if the Company is a reporting company under the Exchange Act and (y) if the Company is not a reporting company, on the date of the auditors’ report. The equity component of the bonus shall be based on the average closing market price of the common stock on the principal exchange or market on which the Company’s common stock is traded for the period beginning on the first day of the quarter in which the bonus is payable pursuant to this Section 3(c) and ending on the third trading day prior to the date payment is made; except that, if the Company’s common stock is not publicly traded, the common stock shall be valued at the most recent price at which the common stock was sold in a private placement to non-affiliated investors. The restricted stock will vest immediately on issuance.

(d) The Executive shall be eligible for restricted stock grants and stock options as determined by the compensation committee; provided, however, that in no event shall the equity incentives granted for any year exceed 1.5% of the Company’s outstanding common stock prior to the grant.

(e) During the Term, the Executive shall receive, at the Company’s full cost and expense:

(i) Medical and dental insurance selected by the Executive from those coverage options that the Company offers to its executive employees from time to time.

(ii) Long-term disability insurance that provides a disability income benefit of not less than $25,000 per month, commencing no later than six (6) months following the occurrence of a Disability.

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(iii) $2,000,000 of life insurance coverage, of which $1,000,000 shall be whole life and $1,000,000 shall be term life insurance.

(iv) Vacation in accordance with company policy; provided that any unused vacation shall be accrued without limitation or restriction.

(f) The Executive shall also receive such other benefits as the Board may grant to its executive officers.

4. Reimbursement of Expenses. The Company shall reimburse the Executive, upon presentation of proper expense statements, for all authorized, ordinary and necessary out of pocket expenses reasonably incurred by Executive during the Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy. Executive shall be entitled to travel business class for international travel and first class for domestic travel.

5. Termination of Employment.

(a) This Agreement and Executive’s employment shall terminate immediately upon the death of the Executive.

(b) This Agreement and Executive’s employment, may be terminated by the Executive or by the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any medically determinable physical or mental impairment of the Executive which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which either (i) the Executive is unable to perform his duties as Chief Executive Officer or (ii) the Executive receives income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. In the event of termination of Executive’s employment as a result of a Disability pursuant to this Section 5(b) or as a result of Executive’s death, the Company shall pay Executive or his beneficiary severance compensation or death benefits equal to one year’s compensation (based on the highest compensation paid or payable to the Executive during the three full years prior to the year in which such termination takes place) multiplied by the number of full years that Executive has been employed by the Company, including any predecessor or successor corporation to the Company. Such payment shall be made in annual installments, with each installment equal to one year’s total compensation and with the first annual installment paid within thirty (30) days of the Executive’s termination date due to death or Disability and subsequent installments paid on successive anniversaries of such termination date until the full amount has been paid.

(c) The Company may terminate this Agreement and the Executive’s employment for cause, in which event no further Salary or other benefits shall be payable to Executive subsequent to the date of termination. The term “Cause” shall mean:

(i) a material breach of Sections 6, 7 or 8 of this Agreement;

(ii) fraud, dishonesty, gross misconduct or other breach of trust whereby the Executive obtains personal gain or benefit at the expense of or to the detriment of the Company;

(iii) a conviction of or plea of nolo contendere or similar plea by the Executive of any felony;

(iv) a conviction of or plea of nolo contendere or similar plea by of any other crime involving theft or misappropriation of property;

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(d) The Executive may terminate this Agreement on 30 days’ written notice for Good Reason. The Executive shall deliver to the Company, within ninety (90) days following the event constituting Good Reason, a written notice of termination for Good Reason setting forth in reasonable detail the facts and circumstances claimed by the Executive to provide a basis for the termination for Good Reason, and the Company shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Good Reason prior to such termination by the Executive for Good Reason becoming effective. The Executive’s purported termination for Good Reason shall not take effect if the Company effects such cure within the thirty (30)-day period. As used in this Agreement, the term “Good Reason” shall mean:

(i) Without the consent of the Executive, a material diminution in the Executive’s authority, duties or responsibilities as set forth in said Section 1 or which are materially inconsistent with the duties set forth in Section 1.

(ii) Without the consent of the Executive, the Executive is no longer the Company’s chief executive officer reporting directly to the Board.

(iii) Any material breach by the Company of the terms of this Agreement.

(e) The Executive or the Company may terminate this Agreement for any reason within 18 months following a Change of Control of the Company. A “Change of Control” shall occur or be deemed to have occurred if (A) any “person” (as such term is used in section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% percent of the combined voting power of the Company’s then outstanding securities, or (B) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election of each new director was nominated, ratified or approved by at least a majority of the directors then still in office who were either directors at the beginning of such period or who were elected or appointed with the approval or ratification of at least a majority of the directors who were directors at the beginning of such period, or (C) a sale by the Company of all or substantially all of its business and assets to an entity which is not affiliated with the Company. Notwithstanding the foregoing, (x) an acquisition of Common Stock or securities convertible into or exchangeable for Common Stock if such acquisition was acquired directly from the Company shall not be deemed to be a Change of Control, and (y) a merger or consolidation of the Company with or into another corporation or entity or similar transaction shall not be deemed a Change of Control if the stockholders of the Company prior to the merger, consolidation or other transaction own not less than 50% of the voting equity securities of the surviving entity immediately after the consummation of the merger, consolidation or other transaction. Each event comprising a Change of Control is intended to constitute a “change in ownership or effective control,” or a “change in the ownership of a substantial portion of the assets,” of the Company, as such terms are defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and “Change of Control” as used herein shall be interpreted consistently therewith.

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(f) In the event that either (x) the Company terminates Executive’s employment other than as provided in Sections 5(a), 5(b) and 5(c) of this Agreement or (y) the Executive terminates this agreement for Good Reason or pursuant to Section 5(e), the prohibitions of Section 7 of this Agreement shall terminate, all unvested equity rights shall vest, and the Company shall:

(i) Pay Executive accrued Salary, Bonus, if any, and vacation pay through the date of termination.

(ii) Pay severance pay equal to two times the highest compensation paid or payable to the Executive during the three full years prior to the year in which such termination takes place) multiplied by the number of full years of service with the Company (including any predecessor or successor corporation). Payment of such amount shall be made by the Company within thirty (30) days following the termination of the Executive’s employment.

(iii) Pay or reimburse the Executive for the cost of COBRA continuation medical and dental insurance coverage for the Executive and the Executive’s family members for the balance of the current Term (without regard to any termination pursuant to this Section 5). If for any reason COBRA continuation coverage cannot be provided to the Executive for the balance of such Term or the Company cannot reimburse such cost, the Company shall pay or continue to pay the Executive an amount equal to the cost of such COBRA coverage for the balance of such Term.

(iv) Transfer to Executive all life insurance policies on his life.

6. Trade Secrets and Proprietary Information.

(a) Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, patents, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its business, any business it proposes to engage in, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “Confidential Information” of the Company for the purposes of this Agreement. In consideration of his employment, the Executive agrees that he will not, during or after the Term, without the consent of the Board make any disclosure of Confidential Information now or hereafter possessed by the Company, to any person, partnership, corporation or entity either during or after the term here of, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such information (a) if such disclosure is necessary in the normal course of the Company’s business in accordance with Company policies or instructions or authorization from the Board, (b) such information shall become public knowledge other than by or as a result of disclosure by a person not having a right to make such disclosure, (c) complying with legal process as provided in Section 6(b) of this Agreement, or (d) subsequent to the Term, if such information shall have either (i) been developed by Executive independent of any of the Company’s confidential or proprietary information or (ii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company. For the purposes of Sections 6, 7 and 8 of this Agreement, the term “Company” shall include the Company, its parent, its subsidiaries and affiliates.

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(b) In the event that any Confidential Information is required to be produced by Executive pursuant to legal process, the Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event the Executive shall immediately notify the Company. The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner, the Executive shall not make any disclosure until there has been a court determination on the Company’s objections. If disclosure is required by a court order, final beyond right of review, or if the Company does not object to the disclosure, the Executive shall make disclosure only to the extent that disclosure is required by the court order, and the Executive will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

(c) The Executive shall, upon expiration or termination of the Term, or earlier at the request of the Company, turn over to the Company all documents, papers, computer disks or other material in the Executive’s possession or under the Executive’s control which may contain or be derived from Confidential Information. To the extent that any Confidential Information is on Executive’s hard drive or other storage media, he shall, upon the request of the Company, cause such information to be erased from his computer disks and all other storage media.

7. Covenant Regarding Improper Use of Confidential Information.

(a) During the period from the date of this Agreement until one (1) year following the date on which Executive’s employment is terminated, subject to Section 5(e) of this Agreement, Executive will not, directly or indirectly:

(i) Utilize the Company’s Confidential Information to persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, orto reduce the amount of business it does with the Company (the terms “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the term of Executive’s employment or during the twelve (12) months preceding the termination of his employment;

(ii) Utilize the Company’s Confidential Information to solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company, or was a customer or client of the Company within one (1) year prior to the termination of his employment; or

(iii) Persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company

(b) The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court or arbitrator determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

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8. Ownership of Intellectual Property.

(a) “Inventions” means all inventions, ideas, discoveries, developments, methods, data, information, improvements, original works, know-how, including, but not limited to, algorithms, technology, trade secrets, processes, codes and hardware (whether or not reduced to practice and whether or not protectable under the patent, copyright, trade secrecy or similar laws of the United States, the Peoples’ Republic of China or any applicable foreign country which:

(i) relate to the Company’s business at the time of conception or reduction to practice or actual or demonstrably anticipated research or development of Company that were conceived, created or developed by the Executive (whether alone or with others, whether or not during working hours or on the Company’s premises or whether or not using material or property provided by the Company) during the Term or having conceived, created or developed prior to the Term while Executive was employed by the Company; and/or

(ii) were conceived, created or developed by the Executive (whether alone or with others) during the Term, even if having possibly been conceived, created or developed prior to the Term but completed while in the employ of the Company, or which result from any work performed by the Executive for Company.

(b) All Inventions are, will be, and shall constitute “works-for-hire” and the exclusive property of the Company, and the Company may use and exploit them without restriction or additional compensation to the Executive. The Executive shall promptly and fully disclose to the Company any and all Inventions. The Executive shall maintain complete written records of all Inventions and of all work or investigations done or carried out by the Executive at all stages thereof, which records shall be the exclusive property of the Company and will be treated as Confidential Information for all purposes of this Agreement.

(c) The Executive hereby irrevocably assigns and transfers to the Company, its successors, assigns or Affiliates, as the case may be, all of Executive’s right, title and interest in and to any Inventions without additional consideration therefor from the moment of their creation or inception, to be held and enjoyed by the Company, its successors, assigns or Affiliates, as the case may be, to the full extent of the term for which any intellectual property protection may be granted and as fully as the same would have been held by Executive had this Agreement, or such assignment or transfer not been made. In addition to the foregoing assignments of Inventions to the Company, Executive hereby irrevocably assigns and transfers to the Company: (i) all worldwide patents, trademarks, copyrights, mask works, trade secrets, applications for the foregoing and other intellectual property rights in any Inventions; and (ii) any and all “Moral Rights” (as defined below) that Executive may have in or with respect to any Inventions. Executive hereby forever waives and agrees never to assert any and all Moral Rights Executive may have in or with respect to any such Inventions, even after the termination of Executive’s employment.

(d) “Moral Rights” means any right to claim authorship of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a moral right.

(e) Executive agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such Inventions, all in the name of the Company, its successors, assigns or Affiliates, as the case may be, and at the Company’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents and take such other actions as the Company, its successors, assigns or Affiliates, as the case may be, shall request in order to perfect, enforce and exploit the Company’s, its successors,’ assigns’ or Affiliates,’ as the case may be, right in the Inventions (including transfer of possession to the Company, its successors, assigns or Affiliates, as the case may be, of all Inventions embodied in tangible materials), including granting Company a non-revocable, royalty-free license in any pre-existing works. Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file any and all applications and other necessary documents and to do all other lawfully permitted acts to further perfect and enforce the Company’s, its successors,’ assigns’ or Affiliates’ (as the case may be) right in the Inventions and to further the prosecution, issuance or enforcement of patents, copyrights, trade secrets and similar protections related to the Inventions with the same legal force and effect as he had executed them himself. The Executive shall receive no additional compensation for complying with Executive’s obligations under this Section 8. The Executive agrees that, to the extent this Agreement shall be construed in accordance with any laws that limit the assignability to the Company, its successors, assigns or Affiliates (as the case may be) of the Inventions, this Agreement shall be interpreted not to apply to any Invention which a court rules or the Company agrees is subject to such state limitation.

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(f) California Labor Code § 2870 provides as follows:

a. Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for his employer.

b. To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

The assignment of Inventions under this Agreement, accordingly, shall not extend to those items set forth in Labor Code § 2870.

(g) Any copyrightable work created by the Executive in connection with or during the performance of his employment duties, whether published or unpublished, shall be the property of the Company as author and owner of copyright in such work.

(h) The Executive warrants and represents that there are no Inventions (whether patentable or not), patents, trade secrets, trademarks, trade names, copyrights, or other intellectual property owned by him prior to entering into employment with the Company hereunder, and that he has not executed and will not execute any document or instrument in conflict herewith.

(i) An “Affiliate” of the Company shall mean any person or entity which controls, is controlled by or is under common control with the Company.

9. Injunctive Relief. The Executive agrees that his violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement shall cause immediate and irreparable harm to the Company. In the event of any breach or threatened breach of any of said provisions, the Executive consents to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting the Executive from any violation or threatened violation of such provisions and compelling the Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by the Executive. Subject to Section 7(b) of this Agreement, the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and the Executive’s employment.

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10. Indemnification. The Company shall provide Executive with payment of legal fees and indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation, By Laws, and Nevada law. The Company shall also provide officers and directors liability insurance of not less than $5,000,000, and the Company shall be responsible for any deductibles under such policy. The Company shall also provide so-called tail coverage in not less than $5,000,000 following such date as Executive ceases to be an officer or director.

11. Key Man Insurance. Executive will cooperate with the Company in connection with any application by the Company to obtain key-man life insurance on his life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submission to a physical examination.

12. Code Section 409A Compliance.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Code, and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A of the Code if, and to the extent required, in order to comply with Section 409A of the Code.

(b) The payment schedules provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code and shall be interpreted consistently therewith.

(c) Any payments under Section 5 shall be made or shall commence only after the Executive has a “separation from service” with the Company, as defined under Section 409A of the Code and the guidance issued thereunder.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A of the Code, if any of the Company’s stock is publicly traded and the Executive is deemed to be a “specified employee” as determined by the Company for purposes of Section 409A(a)(2)(B) of the Code, the Executive agrees that any non-qualified deferred compensation payments due to him under this Agreement in connection with a termination of employment that would otherwise have been payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the seventh (7th) month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death).

(e) Each payment of termination benefits under Section 5 of this Agreement, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

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(f) Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

(g) If the Executive is entitled to be paid or reimbursed for any expenses under this Agreement, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under Section 4 or any other Section of this Agreement shall be subject to liquidation or exchange for another benefit.

(h) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code be subject to offset, counterclaim or recoupment by any other amount payable to the Executive unless otherwise permitted by Section 409A of the Code.

13. Representations and Warranties of the Parties.

(a) The Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.

(b) The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

14. Miscellaneous.

(a) Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier, email or similar means of communication (collectively “electronic communications”) if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 13(a), to the parties at their respective addresses set forth at the beginning of this Agreement or by electronic delivery to the telecopier or email set forth on the signature page of this Agreement, with notice to the Company being sent to the attention of the individual who executed this Agreement on behalf of the Company. Either party may, by like notice, change the person, address or electronic communications number or address to which notice is to be sent. If no telecopier number is provided for either party, notice to such party shall not be sent by telecopier.

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(b) This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of California applicable to agreements executed and to be performed wholly in such state without regard to principles of conflicts of laws, except as provided in the first sentence of Section 10.

(c) If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 8 of this Agreement, so that it complies with applicable law.

(d) This Agreement constitutes the entire agreement of the Company and the Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, with respect to the subject matter covered in this Agreement. This Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Neither party hereto shall have the right to assign or transfer any of its or his rights hereunder except in connection with a merger of consolidation of the Company or a sale by the Company of all or substantially all of its business and assets.

(f) Except for actions, suits, or proceedings taken pursuant to or under Section 6, 7, 8 or 9 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in Riverside County, California before a single arbitrator under the rules of the American Arbitration Association. The award of the arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator shall have the power, in his discretion, to award counsel fees and costs to the prevailing party. The arbitrator shall have no power to modify or amend any specific provision of this Agreement except as expressly provided in Section 13(c) of this Agreement.

(g) Notwithstanding the provisions of Section 13(f) of this Agreement, with respect to any claim for injunctive relief or other equitable remedy pursuant to Section 9 of this Agreement or any claim to enforce an arbitration award or to compel arbitration, the parties hereby (i) consents to the exclusive jurisdiction of the federal and state courts sitting in Riverside County, California, (ii) agree that any process in any action commenced in such court under this Agreement may be served upon him personally, either (A) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in Riverside County, California, or (B) by any other method of service permitted by law, and (iii) waives any claim that the jurisdiction of any such court is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereof.

(h) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.

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(i) The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

(j) No delay or omission to exercise any right, power or remedy accruing to either party hereto shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver of any breach hereof shall be deemed to be a waiver of any other breach hereof theretofore or thereafter occurring. Any waiver of any provision hereof shall be effective only to the extent specifically set forth in an applicable writing. All remedies afforded to either party under this Agreement, by law or otherwise, shall be cumulative and not alternative and shall not preclude assertion by such party of any other rights or the seeking of any other rights or remedies against any other party.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Telecopier and Email	Signature

SOLARMAX TECHNOLOGY, INC.

	By:	/s/ Ching Liu
Ching Liu, Executive Vice President

/s/ David Hsu
David Hsu

[Signature page of Employment Agreement between SolarMax Technology, Inc. and David Hsu]

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